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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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THE ASIA TIGERS FUND, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The Asia Tigers Fund, Inc.

Proxy Questions and Answers Guide

2013

As a Stockholder of The Asia Tigers Fund, Inc., you are receiving important information regarding your investment. Enclosed you will find a Proxy Statement that provides detailed information about the Fund’s Board of Directors’ proposal regarding the elimination of the fundamental policy governing the Fund’s semi-annual repurchase offers.

This Guide contains important information regarding the proposal, how to vote, and why your vote is important.

Remember, no matter how large or small your holdings may be, every vote counts. Your rapid response will help to expedite this change and avoid additional proxy solicitation costs.

Proxy Questions and Answers

What am I being asked to do?

1.	Read the Proxy Statement.

2.	Review the voting instructions provided.

3.	Sign, date and VOTE your proxy card/voting instructions form, or see the information provided in the Proxy Statement and below regarding how you may submit your proxy card via the Internet or how you may vote your shares via touchtone telephone or in person.

No matter how large or small your holdings may be, it is critical that your vote is received by the date of the Special Meeting of Stockholders, which will be held on Monday, February 3, 2014, at 10:30 a.m. New York time.

01	The Asia Tigers Fund, Inc.

PROXY QUESTIONS AND ANSWERS CONTINUED

What is the proposal that Stockholders are being asked to vote “FOR” in this Proxy Statement?

At the Special Meeting, Stockholders of The Asia Tigers Fund, Inc. will be asked to vote in favor of a proposal to eliminate the fundamental policy (the “Policy”) governing the Fund’s semi-annual repurchase offers.

The Board of Directors, including all of the Independent Directors, unanimously recommends you vote “FOR” the elimination of the Policy.

Why is the Fund’s Board recommending a change in the Policy governing the Fund’s semi-annual repurchase offers?

Over the last several years, the Fund’s Board has persistently explored possible solutions to address the discount at which the Fund’s shares may from time to time trade to their net asset value (“NAV”) per share. The Board has regularly considered, and continues to consider, share repurchases, tender offers, and other measures as possible means of reducing the Fund’s discount. The Board has implemented such measures at various points in the Fund’s history, under appropriate market conditions and when the Board has believed such measures would be in the best interest of the Fund and its Stockholders.

After monitoring the impact of the Policy on the discount for some time under varying market conditions, the Board has concluded that eliminating the Policy will allow for greater flexibility to evaluate and pursue in a timely manner other actions that may more effectively reduce the discount at which the Fund’s shares have been trading generally during recent years and will help to prevent further reduction in the size of the Fund as a result of the Policy and increase in the Fund’s relative operating costs and is therefore in the best interests of the Fund and its Stockholders.

Additionally, if a significant number of shares are repurchased on a semi-annual basis, the Fund may be unable to maintain a viable asset base to continue operating effectively.

For this reason, the Board has proposed that Stockholders eliminate the Policy.

Can you provide additional information about the existing Policy and the proposed discount control mechanisms to replace it?

In January 2002, the Board approved, subject to Stockholder approval, the existing Policy, whereby the Fund would adopt an “interval fund” structure pursuant to Rule 23c-3 under the Investment Company Act of 1940, as amended. Stockholders of the Fund subsequently approved the Policy at a special meeting of Stockholders held on April 26, 2002. As an interval fund, the Fund makes semi-annual repurchase offers at NAV (less a 2% repurchase fee) to all Stockholders. The percentage of outstanding shares that the Fund can repurchase in each semi-annual offer is established by the Board shortly before the commencement of each offer, and is between 5% and 25% of the Fund’s outstanding shares.

Additional details about the existing Policy are set out in the Proxy Statement.

In the view of the Board, the existing Policy is:

•	No longer as effective in achieving its intended purpose of addressing the discount to NAV.

•	Potentially contrary to Stockholders’ interests by mandating a semi-annual repurchase offer at a fixed discount to NAV irrespective of the current market price, which may be at a smaller discount or potentially at a premium to NAV.

•	Contributing to the shrinkage of Fund assets to a size which may become unsustainable due to cost of operations.

•	Increasing the relative operating costs of the Fund.

•	Reducing trading volume and liquidity in the Fund’s stock.

•	Restricting the Fund’s ability to effect share repurchase transactions in the best manner and at an optimal frequency to address the Fund’s discount.

•	Causing significant expenses to be incurred by the Fund which would not otherwise be incurred if it were able to use the resources expended in conducting the semi-annual repurchase offers to engage in certain other actions.

Elimination of the Policy would allow the Board:

•	Greater opportunity and flexibility to address widening discounts in a timely and more effective manner by permitting actions that better suit the prevailing market conditions, including, but not limited to, share repurchases at wider discounts to NAV and considering a variety of potential actions at sustained, wide discounts to NAV.

•	To consider ceasing repurchases at narrow discounts to NAV and potentially issue shares that are accretive to NAV if the market price trades at a premium to NAV.

•	More freedom to effect transactions in response to market conditions, rather than at predetermined times.

What happens if the proposal is approved?

If Stockholders approve the proposal, the Board expects to:

1.	Extend a targeted discount policy whereby the Fund intends to buy back shares of common stock in the open market at times when the Fund’s shares trade at a discount of 10% or more to NAV.

2.	Potentially consider, although it is not obligated to, other actions that, in its judgment, may be effective to address the discount.

There is no guarantee that the targeted discount policy, alone or in combination with other actions, will achieve its intended purpose of eliminating the Fund’s discount to NAV or maintaining the discount to NAV at less than 10% or will do so on more than a temporary basis.

When would the elimination of the Policy become effective?

The elimination of the Policy would become effective as soon as reasonably practicable after its approval by Stockholders.

02	The Asia Tigers Fund, Inc.

What happens if Stockholders do not approve the proposal?

If the proposal is not approved, the Board believes it will be less likely to be able to minimize the size of the discount to NAV and that the semi-annual repurchases pursuant to the Policy will continue to reduce the size of the Fund, which may adversely impact Stockholders by increasing the relative costs of operating the Fund and the liquidity of shares trading in the market.

Additionally, if a significant number of shares are repurchased on a semi-annual basis, the Fund may be unable to maintain a viable asset base to continue operating efficiently. For this reason, the Board has proposed that Stockholders eliminate the Policy.

Who is eligible to vote?

Stockholders of record of the Fund as of the close of business on the record date (December 6, 2013) are entitled to be present and to cast one vote for each full share and a fractional vote for each fractional share they hold, on the proposal presented at the Special Meeting or any adjournments or postponements thereof.

What vote is required?

The elimination of the fundamental policy governing the Fund’s semi-annual repurchase offers will require the affirmative vote of (i) 67% or more of the voting securities present at the Special Meeting, if the holders of more than 50% of the outstanding voting securities are present or represented by proxy, or (ii) more than 50% of the outstanding voting securities, whichever is less.

How can a quorum be established?

The presence in person or by proxy of the holders of record of a majority of the outstanding shares of common stock of the Fund entitled to vote is required to constitute a quorum at the Special Meeting. Shares represented by proxies that vote “ABSTAIN” on the proposal are counted as shares present and entitled to vote for purposes of determining whether the required quorum of shares exists. However, since such shares are not voted in favor of the proposal, they have the effect of counting as a vote AGAINST the proposal. If a quorum is not present at the Special Meeting, or if a quorum is present at the Special Meeting but sufficient votes to approve the proposal are not received on behalf of the Fund, or if other matters arise requiring Stockholder attention, persons named as proxies may propose one or more adjournments of the Special Meeting to permit further solicitation of proxies with respect to the Fund.

Who is AST Fund Solutions, LLC?

AST Fund Solutions, LLC (“AST”) is a third-party proxy solicitation agent that the Fund has engaged to assist in soliciting proxies. In order to hold the Special Meeting, a quorum must be reached. If a quorum is not attained at the Special Meeting, the Special Meeting may be adjourned to a future date. Voting your shares immediately will help minimize additional solicitation expenses and prevent the need to call you to solicit your vote.

Who is paying for this proxy mailing and for the other expenses and solicitation costs associated with the Special Meeting?

The costs of preparing, printing assembling and mailing material in connection with this solicitation of proxies will be borne by the Fund, even if the proposal is not successful, as will all of the other costs in connection with the Special Meeting. Brokerage houses, banks and other fiduciaries may be requested to forward proxy solicitation material to their principals to obtain authorization for the execution of proxies, and they will be reimbursed by the Fund for out-of-pocket expenses so incurred.

How does the Board recommend that I vote?

The Board recommends that you vote “FOR” the proposal.

Will my vote make a difference?

Yes. Your vote is needed to ensure that the proposal is approved. Your immediate response will help save on the costs and inconvenience of further solicitations for a stockholder vote. We encourage you to participate in the governance of the Fund.

Who should I contact for additional information or if I have any questions about proxy material?

Please contact AST, the Fund’s proxy solicitor, at its toll-free number 866-406-2283 (or 201-806-2222 for calls outside of the United States).

How can I vote?

To vote, you may use any of the following methods:

1.	By Mail: You may authorize your proxy by completing the proxy cards by dating, signing and returning them in the postage-paid envelope. Please note that if you sign and date the proxy cards but give no voting instructions, you shares will be voted “FOR” the proposal described in the Proxy Statement.

2.	Vote in Person: Attend the Special Meeting as described in the Proxy Statement.

3.	By Internet: If you have shares registered in your name, log on to the Internet and go to www.proxy-direct.com and follow the on-screen instructions.

4.	By Telephone: 1-800-337-3503 any time on a touch tone telephone. There is no charge to you for the call. Follow the instructions provided by the recorded message.

If you need assistance, or have questions regarding the proposal or how to vote your shares, please call AST Fund Solutions, our proxy solicitor, at its toll-free number, 866-406-2283 (or 201-806-2222 for calls outside of the United States).

www.aberdeengrr.com	03

In the United States, Aberdeen Asset Management is the marketing name for the following affiliated, registered investment advisers: Aberdeen Asset Management Inc., Aberdeen Asset Managers Ltd., Aberdeen Asset Management Ltd. and Aberdeen Asset Management Asia Ltd., each of which is wholly owned by Aberdeen Asset Management PLC. “Aberdeen” is a U.S. registered service mark of Aberdeen Asset Management PLC.

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GRR PROXY

04	The Asia Tigers Fund, Inc.